Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our report dated March 17, 2022, except for Note 10, as to which the date is September 15, 2022, related to the financial statements of Forza X1, Inc. as of December 31, 2021 (successor) and 2020 (predecessor) and for the period from October 15, 2021 through December 31, 2021 (successor), the period from January 1, 2021 through October 14, 2021 (predecessor) and for the year ended December 31, 2020 (predecessor). Our opinion includes an explanatory paragraph as to Forza X1, Inc.’s ability to continue as a going concern and an emphasis of matter paragraph related to the restatement of the financial statements.

/s/Grassi & Co., CPAs, P.C.

Jericho, New York

September 15, 2022